EXHIBIT 99.1

Elecsys Corporation Reports First Quarter Financial Results

Revenues Grow 59% Over Last Year

OLATHE, Kansas, Sept. 9, 2013 (GLOBE NEWSWIRE) -- Elecsys Corporation (Nasdaq:ESYS), a provider of innovative machine to machine (M2M) communication technology solutions, data acquisition systems, and custom electronic equipment for critical industrial applications, today announced its financial results for the first quarter ended July 31, 2013.

Sales for the quarter were $6,774,000, an increase of 59%, or $2,517,000, from $4,257,000 in the first quarter of fiscal 2013.

Operating income for the quarter was $453,000, an improvement of $681,000, compared to an operating loss of $228,000 for the same quarter in the prior year.

Net income was $264,000, or $0.07 per diluted share, for the quarter ended July 31, 2013. For the quarter ended July 31, 2012, the Company's net loss was $161,000, or $0.04 per diluted share.

Proprietary product and service revenues were $2,466,000 for the quarter ended July 31, 2013, an increase of 45%, or $763,000.   Sales of wireless remote monitoring solutions increased approximately 60%, or $572,000, from the comparable period of the prior fiscal year. The increase in remote monitoring equipment and service revenue was due to an overall increase in customer orders received and shipped including some initial orders for a remote monitoring product for a new industrial equipment market. Recurring data management services revenue increased 17% in the period and continues to grow as a function of the growing population of monitoring units deployed in the field. The Company's industrial data communication solutions reported an increase in revenues of 13%, as compared to the previous fiscal year. This increase was the direct result of increased sales and marketing efforts to the existing customer base and an active pursuit of new customers and applications for the Director series products. The Company's mobile data acquisition solutions, primarily encompassing Radix handheld computers, reported a revenue increase of approximately 53% over the prior fiscal year primarily as a result of Radix shipments to one of our largest international partners and continuing sales to established domestic customers.

Sales for the Company's Electronic Manufacturing Services ("EMS") business segment increased approximately 69% to $4,308,000 for the quarter ended July 31, 2013 from $2,554,000 in the prior fiscal year period.  The increase of approximately $1,754,000 in EMS revenues resulted from increased orders from certain existing customers combined with the addition of several new customers during the period.

The Company anticipates that as a result of new products in development and investments in sales and marketing to reach new customers and markets, revenues from the Company's proprietary products will continue to increase over the next few quarters. Sales and gross margin dollars for the EMS business segment should also show moderate growth in the long term as a result of continued focus on increasing the EMS business by targeting specific markets that will benefit from the Company's proprietary technologies.

Total backlog at July 31, 2013 was approximately $8,657,000, an increase of $164,000 from a total backlog of $8,493,000 on April 30, 2013.

Gross margin for the three-month period ended July 31, 2013 was approximately 33%, or $2,208,000, relative to 33%, or $1,389,000 for the quarter ended July 31, 2012. The increase in gross margin dollars was a function of the overall increase in revenues led by the increase in EMS sales.

Total selling, general and administrative expenses were approximately $1,755,000 during the three-month period ended July 31, 2013, an increase of $138,000 from $1,617,000 in the comparable period of the prior fiscal year. Increases in both research and development costs and general and administrative expenses were slightly offset by a decrease in sales and marketing expenses. The $20,000 increase in research and development costs was primarily driven by higher engineering personnel expenses as a result of increased investment in new product development and design.  General and administrative expenses increased 19% over the prior year due to growth of personnel related expenses and increases in professional fees and public company costs. Sales and marketing expenses decreased by $16,000 during the quarterly period due to the elimination of a sales management position and reductions in travel costs, which were slightly offset by an increase in sales commissions due to an increase in revenues for the period.

Karl B. Gemperli, Chief Executive Officer, stated, " We are pleased to report the results of the first quarter as we achieved substantial revenue growth and improved bottom-line performance compared to the previous year. Sales increased over 59% from the first quarter of last year and our order backlog continued to grow. Most importantly, during the quarter we increased our investments in both additional product development and new market penetration, which are both vital to sustaining our growth rate over the long term."

Gemperli continued, "Our innovative solutions and technical capabilities are a key component of our growth and we continued to make substantial investments in research and development to expand the range of M2M solutions we offer to industry. In conjunction with new product and technology development, our current business development initiatives are directed at expanding the applications of our existing products into new industry segments and increasing our business in international markets with attractive business potential. During the first quarter, we received our first substantial order for the Middle East market through our recently appointed sales representative in the region. Although the overall global economy remains sluggish, we are focused on numerous exciting opportunities for growth in the rapidly growing industries we target and expect the positive trends in both revenues and earnings to continue during the coming quarters.

About Elecsys Corporation

Elecsys Corporation provides innovative machine to machine (M2M) communication technology solutions, data acquisition and management systems, and custom electronic equipment for critical industrial applications worldwide. The Company's primary markets include energy production and distribution, agriculture, transportation, safety and security systems, and water management. Elecsys proprietary equipment and services encompass remote monitoring, industrial data communication, and mobile data acquisition technologies that are deployed wherever high quality and reliability are essential.  Elecsys develops, manufactures, and supports proprietary technology and products for various markets under several premium brand names. In addition to its proprietary products, Elecsys designs and manufactures rugged and reliable custom electronic assemblies, some incorporating proprietary Elecsys technologies, for multiple original equipment manufacturers in a variety of industries worldwide. For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement

The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2013. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

Elecsys Corporation and Subsidiary
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	July 31,
	2013	2012
Revenues	$6,774	$4,257
Cost of revenues	4,566	2,868
Gross margin	2,208	1,389

Selling, general and administrative expenses:
Research and development expense	426	406
Selling and marketing expense	508	524
General and administrative expense	821	687
Total selling, general and administrative expenses	1,755	1,617

Operating income (loss)	453	(228)

Financial income (expense):
Interest expense	(15)	(21)
	(15)	(21)

Net income (loss) before income taxes	438	(249)

Income tax expense (benefit)	174	(88)

Net income (loss)	$264	$ (161)

Net (loss) income per share information:
Basic	$0.07	$ (0.04)
Diluted	$0.07	$ (0.04)

Weighted average common shares outstanding:
Basic	3,894	3,885
Diluted	3,944	3,885

Elecsys Corporation and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	July 31, 2013	April 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,478	$1,464
Accounts receivable, net	2,269	2,538
Inventories, net	6,837	6,238
Other current assets	819	856
Total current assets	11,403	11,096

Property and equipment, net	5,418	5,399

Goodwill	1,942	1,942
Intangible assets, net	1,634	1,685
Other assets, net	46	47
Total assets	$20,443	$20,169

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,375	$1,390
Accrued expenses	1,457	1,408
Income taxes payable	68	1
Current maturities of long-term debt	186	185
Total current liabilities	3,086	2,984

Deferred taxes	625	637
Long-term debt, less current maturities	2,572	2,619

Stockholders' equity:
Common stock	40	40
Additional paid-in capital	11,488	11,429
Treasury stock	(374)	(282)
Retained earnings	3,006	2,742
Total stockholders' equity	14,160	13,929
Total liabilities and stockholders' equity	$20,443	$20,169
CONTACT: Todd A. Daniels
         (913) 647-0158, Phone
         (913) 982-5766, Fax
         investorrelations@elecsyscorp.com